CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of Post-Effective Amendment No. 12 to the Registration Statement on Form N-6 (the “Registration Statement”) of our report dated February 21, 2014, relating to the consolidated financial statements and financial highlights of The Northwestern Mutual Life Insurance Company, and of our report dated April 28, 2014, relating to the financial statements of the Northwestern Mutual Variable Life Account II, which appear in such Statement of Additional Information, and to the incorporation by reference of such reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings “Experts” and “Financial Statements of the Account” in such Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

April 28, 2014